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              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Donnelly Corporation
Holland, Michigan

  We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated August 2, 1996, relating to the combined consolidated financial statements of Donnelly Corporation, which is contained in that Prospectus, and to the incorporation in the Prospectus by reference to our reports dated August 2, 1996, relating to the combined consolidated financial statements and schedules of Donnelly Corporation appearing in the Company's Annual Report on Form 10-K for the year ended June 29, 1996.

  We also consent to the reference to us under the caption "Experts" in the Prospectus.

                                          BDO SEIDMAN, LLP

Grand Rapids, Michigan
May 14, 1997